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                                                                    EXHIBIT 99.2



                                                                Analyst contact:
                                                                 Manny Hernandez
                                                        VP, Finance & Admin./CFO
                                                                  (408) 943-2754
FOR IMMEDIATE RELEASE
                                                                  Press contact:
                                                              Joseph L. McCarthy
                                                                Dir. Corp. Comm.
                                                                  (408) 943-2902


       CYPRESS SEMICONDUCTOR PRICES $175 MILLION CONVERTIBLE NOTE OFFERING

San Jose, California, September 22, 1997.....Cypress Semiconductor Corporation
(NYSE: CY) announced today that it has entered into an agreement to sell $175 million of its 6% convertible subordinated notes due 2002 in an offering within the United States to qualified institutional investors, and outside the United States to non-U.S. investors. The offering is expected to close on September 24, 1997. The Company has granted the initial purchasers a 30-day option to purchase an additional $25 million of notes to cover overallotments, if any.

The notes will be convertible into common stock of the Company at a conversion price of $23.625 per share (equivalent to a conversion rate of approximately
42.33 shares per $1,000 principal amount of notes), representing an initial conversion premium of 48.2%, for a total of approximately 7.41 million shares of common stock of the Company (8.47 million shares if the initial purchasers' overallotment option is exercised in full). The notes have a five-year term and will be non-callable for the first three years.

The Company stated that it intends to use the proceeds of the offering for general corporate purposes, including capital expenditures to add manufacturing capacity and capability, development of and commercialization of products, working capital, and potential strategic acquisitions or investments. In addition, the Company may apply a portion of the net proceeds to repay the outstanding balance under its revolving credit facility.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

The securities to be offered will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.


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